ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is executed as of the 7th day of October, 1998, to be effective as of the 30th day of September, 1998, by and among DIVERSIFIED CORPORATE RESOURCES, INC., a Texas corporation ("DCRI"), DCRI ACQUISITION CORPORATION, a Texas corporation ("Buyer"), TEXCEL, INC., a Pennsylvania corporation ("Texcel" or "Seller"), TEXCEL TECHNICAL SERVICES, INC., a Pennsylvania corporation ("Texcel Technical" or "Seller") (Texcel and Texcel Technical collectively referred to herein as the "Sellers"), THOMAS W. RINALDI, an individual ("Rinaldi"), and GARY E. KANE, an individual ("Kane"), PAUL J. CORNELY, an individual ("Cornely") and DEBORAH A. JANFRANCISCO, an individual ("Janfrancisco") (Rinaldi, Kane, Cornely and Janfrancisco are collectively referred to as the "Shareholders").

         WHEREAS, Sellers are engaged in the business of providing staffing services (the "Business");

         WHEREAS, DCRI is engaged in the business of providing staffing services and has formed Buyer as a wholly-owned subsidiary to acquire the Business;

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and conditions hereinafter set forth, the Business as a going concern and certain of the properties and assets owned by Sellers (the "Transaction");

         WHEREAS, DCRI has agreed to assume certain obligations of Sellers and to guarantee all obligations of Buyer hereunder; and

         WHEREAS, the Shareholders, jointly and severally, have agreed to join in the representations and warranties made by Sellers in this Agreement, to indemnify DCRI and Buyer against certain Losses (as hereinafter defined), and to execute certain related agreements in connection herewith;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, DCRI, Buyer, Sellers and the Shareholders hereby agree as follows:

                                    ARTICLE 1
                                    ---------

                           PURCHASE AND SALE OF ASSETS

     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions of this Agreement, each Seller agrees to sell, convey, transfer, assign and deliver to Buyer, free and clear of all liens, claims and encumbrances, and DCRI and Buyer agree to purchase and assume from each Seller,
(a) each Seller's respective assets and properties described in Section 1.2 (all such assets and properties being herein collectively referred to as the "Assets" and individually referred to as an "Asset") and (b) the Assumed Liabilities (as defined in Section 2.1). The Assets shall not include the Excluded Assets (as defined in Section 1.3). 1.1

     1.2 Assets to Be Conveyed. Subject to Section 1.3, the Assets shall consist of all assets owned by each Seller or both Sellers as of the Closing (as defined below) and used in connection with the Business and that are described in the following clauses (a) through (o):

          (a) Real Property Leases. The real estate leasehold interests of each Seller (collectively, the "Leased Properties"), copies of which leases are attached hereto as Schedule 1.2(a) (the "Real Property Leases").

          (b) Equipment. All of each Seller's furniture, fixtures, equipment, machinery, apparatus, appliances, vehicles, implements and all other tangible personal property of every kind and description (the "Equipment"), including without limitation, the assets listed in Schedule 1.2(b).

          (c) Assumed Contracts. All right, title and interest of each Seller in, to and under the contracts and agreements described on Schedule 1.2(c) attached hereto (the "Assumed Contracts") and all of each Seller's rights (including rights of refund and offset), privileges, claims, causes of action and options relating or pertaining to the Assumed Contracts or any thereof.

          (d) Permits. To the extent transferable, all right, title and interest of each Seller in, to and under all permits and licenses relating to the Business or all or any of the Assets.

          (e) Books and Records. All of each Seller's books, records, papers and instruments of whatever nature and wherever located, whether stored in or readable or accessible by computer or otherwise, relating to the Business and the Assets, including, without limitation, accounting and financial records, sales records, customer data, supplier data, sales literature and other sales aids, salary records, contract forms, technical data, graphic materials, pricing and information manuals and customer files.

          (f) Prepaid Expenses. All right, title and interest of each Seller in and to all prepaid rentals and other prepaid expenses, bonds, deposits and financial assurance requirements relating to any of the Assets or the Business.

          (g) Insurance Proceeds. All insurance proceeds and insurance claims of each Seller relating to all or any part of the Assets or the Business.

          (h) Warranty Rights. The benefit of and the right to enforce the covenants and warranties, if any, that a Seller is entitled to enforce with respect to the Assets.

          (i) Computer Programs. All of each Seller's rights, if any, in computer programs and computer software, along with license rights pertaining thereto, to the extent relating or pertaining to the Business and or the Assets.

          (j) Name. All of each Seller's right, title and interest in and to its respective corporate name "Texcel, Inc." and "Texcel Technical Services, Inc.," all names derived from or bearing a resemblance thereto; and all related logos and trade names including, without limitation, all of each Seller's corporate, copyright, trademark and service mark rights and interests in such names, logos and trade names, and goodwill associated therewith.

          (k) Intangible Assets. All customer lists, patents, trademarks, trade names, service marks, copyrights, processes, formulas, trade secrets, proprietary and technical information, know-how, other trade rights and other intangible assets, together with all rights to, and applications, licenses and franchises for, any of the foregoing, relating to the Business, including, but not limited to, those listed in Schedule 1.2(k).

          (l) Other Intangibles. All right, title and interest of each Seller in, to and under all rights, privileges, claims, causes of action and options relating or pertaining to the Business and the Assets.

          (m) Accounts Receivable. All of each Seller's accounts receivable from customers and others and in and to any income and payment due to such Seller arising out of the Business, all as more particularly described in Schedule 1.2(m); provided, that from the date of Schedule 1.2(m) through the Closing such accounts receivable may be reasonably increased or decreased in the ordinary course of business.

          (n) Cash. All of each Seller's cash on hand and in its bank accounts, marketable securities, cash equivalents and short-term investments.

          (o) Miscellaneous. All other assets owned by each Seller or both Sellers and used in connection with the Business other than Excluded Assets.

     1.3 Assets Not to Be Conveyed. Notwithstanding anything to the contrary contained herein, the Assets shall not include: (a) the corporate minute books of each Seller; (b) all claims of a Seller for refunds of any income taxes (whether federal, state, local, foreign or other) applicable to periods prior to the Effective Date (as hereinafter defined); and (c) any rights accruing as a result of, or any proceeds paid or payable in accordance with, this Agreement (collectively, the "Excluded Assets").

     1.4 Non-Assignable Contracts. In the case of any contract or agreement to which a Seller is a party and that by its terms or by virtue of its subject matter is not assignable without the consent of a third party (collectively, the

"Non-Assignable Contracts"), such Seller will use its reasonable best efforts to obtain, prior to the Closing, any written consents necessary to convey to Buyer the benefit thereof. Notwithstanding any other provisions of this Agreement, in the event that any third party to a Non-Assignable Contract has not consented to an assignment thereof to Buyer for any reason, then Buyer shall have absolutely no liability or obligation to Sellers, such third party or any other party with respect to such Non-Assignable Contract and such Non-Assignable Contract shall be deemed not to be an Asset or an Assigned Contract pursuant to the terms of this Agreement; and, if any Non-Assignable Contract is not assigned by Buyer for any reason, and Buyer considers in its sole judgment that such Non-Assignable Contract is material to the business to be conducted by Buyer after the Closing Date (as defined in Section 3.1) then, at Buyer's option, Buyer shall have no obligation to consummate its purchase hereunder. In the event that Buyer consummates its purchase hereunder and any Non-Assignable Contract has not been assigned to Buyer for any reason then either (a) Buyer and Sellers shall negotiate in good faith to adjust the Purchase Price based on such event and/or
(b) Buyer and Sellers shall cooperate in good faith with the other party in any reasonable arrangement necessary or desirable to provide Buyer the benefits of such Non-Assignable Contract.

                                    ARTICLE 2
                                    ---------

                                 PURCHASE PRICE

     2.1          Purchase Price.

          (a) The total purchase price for the Assets (the "Purchase Price") shall be the sum of the following: (i) cash payment by a certified check at Closing in the amount of $1.8 million; (ii) three (3) cash installment payments (the "Installment Payments") in the amount of $800,000 on each of the three (3) anniversaries following the Closing, subject to adjustment as provided in Sections 2.1(b) and 2.1(c) hereof; (iii) issuance by DCRI to Sellers at Closing of an aggregate of 100,000 shares of common stock, par value $.10 per share (the "DCRI Common Stock"), of DCRI, plus (iv) the payment or assumption by Buyer of those liabilities and obligations of a Seller or both Sellers listed on Schedules 1.2(c) and 2.1 (the liabilities and obligations listed on Schedules 1.2(c) and 2.1 being referenced to as the "Assumed Liabilities").

          (b) Subject to the provisions of Section 13.1(e) hereof, the Installment Payments shall be adjusted upward in the event that the DCRI Share Value (as hereinafter defined) is below $10.20 per share by the amount equal to the product of 100,000 and the difference between $10.20 and the DCRI Share Value. Such adjustment shall be equally divided among the three (3) Installment Payments.

          (c) An Installment Payment for an Installment Period shall be reduced if Buyer's EBITDA (the "Applicable EBITDA") during any year of the three year period (the "Installment Period"), from October 1, 1998, to September 30, 2001

(each year for purposes of this Section 2.1 (c) shall begin on October 1 and end on September 30), is not equal to at least $1,025,000, as below provided. Recognizing that determination of Applicable EBITDA will extend beyond the dates each Installment Payment is due and payable, DCRI shall make a reasonable estimate of Buyer's Applicable EBITDA and make an Installment Payment based upon such estimate; once the actual amount of the Applicable EBITDA of Buyer is determined, DCRI shall (a) make an additional payment to Sellers if the Installment Payment made was less than what should have been paid, or (b) reduce the next Installment Payment to be made if any Installment Payment made exceeds what should have been paid based upon the actual amount of the Buyer's Applicable EBITDA. The reductions in the Installment Payments shall be determined as follows:

               1. If Buyer's Applicable EBITDA during any Installment Period is less than $1,025,000, the Installment Payment for such Installment Period shall be reduced by $120,000.

               2. If Buyer's Applicable EBITDA during any Installment Period is less than $865,000, the Installment Payment for such Installment Period shall be reduced by a further $80,000 in addition to the $120,000 reduction pursuant to
Section 2.1 (c)(1) of this Agreement.

          (d) For purposes of Section 2.1(c), EBITDA shall mean earnings before interest, taxes, depreciation and amortization as determined by DCRI in accordance with generally accepted accounting principles as consistently applied. For purposes of calculating Buyer's EBITDA, such calculation shall exclude (i) the revenues and profits from any business operations other than those of the Acquired companies unless and to the extent that DCRI and Sellers mutually agree that the revenues and profits from any other business operations are to be included in determining EBITDA, and (ii) any corporate overhead allocation from DCRI unless (but only to the extent that) DCRI eliminates corporate overhead previously incurred by Sellers such that the calculation of EBITDA with respect to corporate overhead after the Closing shall be determined on a basis consistent with the past practices of the Sellers.

          (e) The parties agree that (i) DCRI shall not be deemed to be in default under the terms of this Agreement if (A) the estimate of Applicable EBITDA of Buyer is not unreasonable, and (B) if the actual amount of Applicable EBITDA of Buyer is determined within forty-five (45) days from the date an Installment Payment is initially due and payable, (ii) DCRI shall thereafter have the right to make adjustments with respect to the Applicable EBITDA of Buyer if such adjustments are determined to be appropriate by DCRI in connection with its annual audit by a firm of independent public accountants, (iii) DCRI is obligated to provide to Sellers a detailed schedule of information and extraordinary adjustments, if any, each time DCRI makes an Installment Payment to Sellers, makes a final determination of actual Applicable EBITDA of Buyer, or makes any adjustments to Applicable EBITDA of Buyer, (iv) Sellers and its designated representatives shall have the right to review and audit each determination of actual Applicable EBITDA of Buyer and any subsequent adjustments to actual Applicable EBITDA of Buyer, provided however, that such review and or audit must be initiated within sixty (60) days from the date of DCRI providing to Sellers a determination of Applicable EBITDA of Buyer, and must be completed within a reasonable period of time thereafter, (v) DCRI and Buyer shall cooperate with Sellers and its designated representatives in the connection with the process of Sellers reviewing or auditing a determination by DCRI related to applicable EBITDA of Buyer, and (vi) if DCRI and Sellers are unable to resolve within thirty (30) days any disputes as to actual Applicable EBITDA of Buyer or adjustments thereto, such disputes shall be resolved by arbitration pursuant to the arbitration provisions of this Agreement.

          (f) In the event that any Installment Payment made to the Sellers exceeds the amount that should have been paid to Sellers, the amount of overpayment shall be a liability payable by the Sellers and the Shareholders and may, at the option of Buyer, be deducted from any amounts thereafter payable by Buyer to Sellers or the Shareholders. In the event that any Installment Payment made to Sellers is less than the amount that should have been paid to Sellers, the amount of underpayment shall be promptly paid by Buyer to Sellers following the determination of the actual amount payable to Sellers.

          (g) For purposes hereof, DCRI Share Value shall mean the higher of (i) the average per share closing price of DCRI Common Stock on the American Stock Exchange (the "AMEX") for the five (5) consecutive trading days ending two (2) business days prior to the Closing Date, or (ii) $7.80 per share.

     2.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Sellers and the Assets in the manner set forth in Schedule 2.2; provided that part of the Purchase Price shall be allocated in the manner set forth in Schedule 2.2 to the owners of the capital stock of Sellers as compensation paid to such individuals in consideration of their respective covenants regarding noncompetition. The parties agree (a) to comply with all filing, notice and reporting requirements described in Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and (b) that, without the consent of all parties, no party will make any representation to any other party as to such allocation that is at variance with the allocation set forth on such schedule or take any position on their income tax returns or any other document that is inconsistent with such allocation.

     2.3 Prorations. The following matters and items pertaining to the each of the Assets shall be apportioned (based upon a 365-day year) between Sellers and Buyer, or where applicable, credited in total to Sellers or Buyer, as the case may be, as of the Effective Date. Unless otherwise indicated below, Buyer shall receive a credit for any of the items in this Section 2.3 to the extent the same are accrued but unpaid as of the Effective Date (whether or not due, owing or delinquent as of the Effective Date), and Sellers shall receive a credit to the extent any of the items in this Section 2.3 shall have been paid prior to the Effective Date to the extent the payment thereof relates to any period of time after the Effective Date. Net credits in favor of Buyer shall be deducted from the Purchase Price, and net credits in favor of Seller shall be added to the Purchase Price. The provisions of this Section 2.3 shall survive the Closing.

     2.1

                  (a) Taxes. All taxes (other than federal, state, local and foreign income, capital stock, windfall profits and franchise taxes) shall be prorated as of the Effective Date between Buyer and Sellers. If the amount of any such taxes is not ascertainable on the Effective Date, the proration therefor shall be based on the most recent available bill and adjusted as necessary on a post-closing basis.

                  (b) Leases. Any amounts prepaid, accrued or due and payable under the Real Property Leases with respect to common areas shall be prorated as of the Effective Date between Buyer and Seller.

                                    ARTICLE 3
                                    ---------

                                     CLOSING

     3.1 Time and Place of Closing. The sale and purchase of the Assets pursuant to this Agreement (the "Closing") shall take place at the principal offices of Freeman, Rogers & Loev, P.C., counsel for Seller, located at 1767 Sentry Parkway West, Suite 320, Blue Bell, Pennsylvania, or at such other time and place as the parties may agree; but in no event later than October 15, 1998. The date of Closing is referred to in this Agreement as the "Closing Date." The parties agree that time is of the essence with respect to the foregoing and all other time periods set forth herein.

     3.2 Actions to be Taken at Closing by Seller. At the Closing and subject to the terms and conditions hereof, Sellers, jointly and severally, agree to take the following actions, all of which shall constitute conditions precedent to DCRI's and Buyer's obligations to close hereunder:

          (a)         execute and deliver to Buyer the following:

               1. a lease assignment and assumption (each a "Lease Assignment" and collectively the "Lease Assignments") in form and substance acceptable to Buyer that transfers, assigns and conveys to Buyer all of each Seller's estates, rights, titles and interests in, to and under each of the Real Property Leases;

               2. bills of sale executed by each Seller conveying to Buyer all of the personal property included in the Assets in the form of Schedule 3.2(a)(2) attached hereto (the "Bills of Sale");

               3. an assignment and assumption agreement respecting all of the Assets and Assumed Liabilities in the form of Schedule 3.2(a)(3) hereto (the "Assumption Agreement");

               4. such other agreements, documents and/or instruments, including such specific assignments, bills of sale and other instruments of conveyance and transfer, in form and substance acceptable to Buyer and to vest in Buyer title thereto free and clear of all liens, claims and encumbrances;

          (b)         deliver to Buyer the following:

               1. certificates of the Secretary of the Commonwealth of Pennsylvania dated as of a recent date, duly certifying as to the existence and good standing of each Seller as a corporation under the laws of the State of Pennsylvania;

               2. written instruments evidencing all consents necessary to consummate the transaction contemplated hereby, including, without limitation, consents necessary to transfer the Assumed Contracts;

               3. written consents to assignments, estoppel certificates and subordination, nondisturbance and attornment agreements from the lessor with respect to each Leasehold Interest being assigned to Buyer by a Seller hereunder and each mortgagee that possesses a mortgage on the real estate, or any part thereof, that is subject to such Leasehold Interest;

               4. all documentation reasonably required by Buyer to effect the change by each Seller of its corporate name to a new name bearing no resemblance to its present corporate name;

               5. certificates duly executed by the Secretary or Assistant Secretary of each Seller pursuant to which such officer shall certify (A) the due adoption by the Board of Directors and by the shareholders of such Seller of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (B) the incumbency and true signatures of those officers of such Seller duly authorized to act on its behalf in connection with the Transaction and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of such Seller; and (C) that the copy of the Articles of Incorporation and Bylaws of such Seller attached to such certificate are true and correct and such Articles of Incorporation and Bylaws have not been amended except as reflected in such copy;

               6. original copies of all Assumed Contracts and all amendments, supplements or modifications thereto, together with a written assignment thereof to Buyer;

               7. all of each Seller's books and records constituting a part of the Assets;

               8. the certificate of each Seller  referred to in Section 9.1 and
Section 9.2;

               9. possession or constructive possession of the Assets and access to and keys for any properties related to the Business;

               10. such documents necessary to release the Assets from all liens, claims and encumbrances, which documents shall be in form and substance satisfactory to Buyer and to Buyer's counsel;

               11. UCC-3 Termination Statements with respect to all recorded UCC-1 Financing Statements affecting the Assets;

               12.  the legal opinion referred to in Section 9.5;

               13. cause each of the Shareholders to enter into a Lock-Up Agreement with DCRI (the "Lock-Up Letter Agreement") with respect to the shares of DCRI Common Stock received by Sellers pursuant to Section 2.1(a)(iii) and distributed to the Shareholders, substantially in the form of Schedule 3.2(a)(13);

               14. cause Rinaldi to enter into an employment agreement with Buyer (the "Rinaldi Employment Agreement"), effective as of October 1, 1998, substantially in the form of Schedule 3.2(a)(14) hereto;

               15. cause Janfrancisco to enter into an employment agreement with Buyer (the "Janfrancisco Employment Agreement"), effective as of October 1, 1998, substantially in the form of Schedule 3.2(a)(15) hereto;

               16. cause Kane to enter into an employment agreement with Buyer (the "Kane Employment Agreement") effective as of October 1, 1998, substantially in the form of Schedule 3.2(a)(16) hereto;

               17. cause Cornely to enter into an employment agreement with Buyer (the "Cornely Employment Agreement") effective as of October 1, 1998, substantially in the form of Schedule 3.2(a)(17) hereto;

               18. cause each of the persons listed in Schedule 3.2(a)(18) hereto to enter into an Agreement with Buyer (the "Non-Shareholder Agreement") with respect to both shares of DCRI Common Stock to be issued after closing to those persons (pursuant to which such persons will be entitled to stock bonus awards in the amount of $50,000, in the aggregate, during each of the three (3) years following the Closing Date), and options to purchase shares of DCRI Common Stock to be granted to such persons (pursuant to which such persons will be awarded options to purchase, in the aggregate, 20,000 shares of DCRI Common Stock), substantially in the form of Schedule 3.2(a)(18) hereto;

               19.  cause  Sellers to execute and deliver to DCRI an  investment
letter  (the  "Investment  Letter")   substantially  in  the  form  of  Schedule
3.2(a)(19) hereto; and

               20. all other documents required to be executed and delivered by a Seller or Sellers pursuant to this Agreement.

          (c) perform all other obligations required to be performed at Closing by Sellers pursuant to this Agreement.

     3.3 Actions to be Taken at Closing by Shareholders. At the Closing, subject to the terms and conditions hereof, each Shareholder shall take the following actions, all of which shall constitute conditions precedent to DCRI's and Buyer's obligations to close hereunder:

          (a) execute and deliver to DCRI the Lock-Up Letter Agreement;

          (b) in the case of Rinaldi only, execute and deliver to Buyer the Rinaldi Employment Agreement;

          (c) in the case of Kane only, execute and deliver to Buyer the Kane Employment Agreement;

          (d) in case of Cornely only, execute and deliver to Buyer the Cornely Employment Agreement;

          (e) in case of Janfrancisco only, execute and deliver to Buyer the Janfrancisco Employment Agreement; and

          (f) to the extent shares of DCRI Common Stock are to be issued to the Shareholder, each of the Shareholders shall execute and deliver to DCRI an investment letter substantially in the form of Schedule 3.29a)(19).

     3.4 Actions to be Taken at Closing by Buyer. At the Closing, subject to the terms and conditions hereof, DCRI or Buyer shall take the following actions, all of which shall constitute conditions precedent to the obligations of each Seller and each Shareholder to close hereunder:

          (a) execute and deliver to Sellers the following:

               1.              the Lease Assignments; and

               2.              the Assumption Agreement.

          (b)         deliver to Sellers the following:

               1. a certificate duly executed by the Secretary or Assistant Secretary of each of DCRI and Buyer pursuant to which such officer shall certify
(i) the due adoption by the Board of Directors of DCRI and Buyer of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby, and (ii) the incumbency and true signatures of those officers of DCRI and Buyer duly authorized to act on their respective behalf, in connection with the Transaction and this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby on behalf of DCRI and Buyer;

               2. the certificate  of Buyer  referred to  in  Section  10.1  and
10.1 and Section 10.2;

               3. stock certificates evidencing the shares of DCRI Common Stock to be issued pursuant to Section 2.1(a)(iii) registered in the names and denominations requested by Sellers at least two (2) business days prior to the Closing Date;

               4. evidence of the listing on AMEX of the shares (the "DCRI Shares") to be issued at Closing pursuant to Section 2.1(a)(iii), on exercise of the stock options evidenced by the Non-Shareholder Agreements as provided in
Section 10.4;

               5.  the legal opinion referred to in Section 10.5;

               6. to enter into the Lock-Up Letter Agreements, the Rinaldi Employment Agreement, the Kane Employment Agreement, the Cornely Employment Agreement, the Janfrancisco Employment Agreement, and the Non-Shareholder Agreements; and

               7. all other documents required to be executed and delivered by DCRI or Buyer pursuant to this Agreement.

          (c) execute and deliver to each of the persons listed on Schedule 3.2(17) the NonShareholder Agreement; and

          (d) perform all other obligations required to be performed at Closing by DCRI or Buyer pursuant to this Agreement.

     3.5 Effective Date. Upon the Closing of the transactions contemplated herein, the exchange and transfer of the Assets and the assumption of the

Assumed Liabilities shall be deemed to have occurred and shall be effective for accounting and tax purposes as of 12:01 a.m. on October 1, 1998 (the "Effective Date"); provided that this provision is not intended to modify any of the representations, warranties, covenants or undertakings given by any party hereto which relate to the Closing Date.

     3.6 Schedules. Each of the parties hereto acknowledge that (a) one or more of the schedules to be attached to this Agreement (collectively referred to as the "Schedules") have not been completed at the time of execution of this Agreement, (b) if Sellers and Buyer are unable to mutually agree upon and/or accept, as the case may be, any of the Schedules prior to October 15, 1998, and closing hereunder has not occurred, both Sellers and Buyer have the right to terminate this Agreement by promptly giving written notice thereof to the other, and (c) if either party elect to terminate this Agreement, pursuant to this
Section 3.6, none of the parties hereto shall have any liabilities or responsibilities to the other parties. Each of the parties shall use their best efforts to complete all of the Schedules and to satisfy any of the objections thereto of any party to this Agreement.

                                    ARTICLE 4
                                    ---------

                         PERSONNEL AND EMPLOYEE BENEFITS

     4.1 Personnel. Buyer shall, after the Closing, offer employment on a temporary or permanent basis to the employees of each Seller (collectively, the "Employees"). Each Seller shall encourage its Employees offered employment by Buyer to accept employment with Buyer, and Sellers shall not, directly or indirectly, solicit the employment of, or seek to retain the services of, any such Employees without the prior written consent of Buyer.

     4.2 Employee Benefits. Buyer expressly is not required to assume, adopt or accept any other employee benefit plan, contract, practice, program, policy or arrangement of any kind of either Seller, including, without limitation, any stock option, bonus, compensation, retirement, profit sharing, vacation, medical, disability benefit, life insurance or severance pay plan, contract, practice, program, policy or arrangement and shall have no liability whatsoever under any such employee benefit plan, contract, practice, program, policy or arrangement.

         Notwithstanding the foregoing, Buyer agrees to (a) make no changes in the compensation of any employees of Sellers, other than Rinaldi who shall be compensated in the manner set forth in the Rinaldi Employment Agreement during the ninety (90) day period of time subsequent to the Closing Date, (b) maintain, during the years 1999, 2000 and 2001, a cash bonus plan for the employees of the Sellers which is comparable to the bonus plan of the Sellers which is described in Schedule 4.2(b) to this Agreement, (c) assume responsibility for the accrued vacation time of all employees of Sellers, other than the Shareholders, which is set forth in Schedule 4.2(c) to this Agreement, and (d) continue in place, until at least December 31, 1998, the group health plan of Sellers which is described in Schedule 4.2(d) to this Agreement. Unless Buyer and Rinaldi hereafter agree to the contrary in writing, all bonus compensation payable by Buyer to Rinaldi is as set forth in the Rinaldi Employment Agreement.

                                    ARTICLE 5
                                    ---------

            SELLERS' AND SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES

         Each Seller and each Shareholder, jointly and severally, represent and warrant to DCRI and Buyer as follows:

     5.1 Organization and Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, such being the only jurisdiction where Seller conducts business or owns property.

     5.2 Authority. Each Seller has full power and authority to own and lease its Assets and to conduct the Business as it is now being conducted by each Seller, and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to carry out the terms and obligations hereof and thereof. Each Seller has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby. Each Shareholder has the authority to execute this Agreement and the other agreements and documents contemplated hereby to be executed by a Shareholder (collectively, the "Shareholder Agreements").

     5.3 Execution and Delivery. This Agreement has been, and the other agree-ments and documents contemplated hereby to be executed by a Seller have been, or at Closing will be, duly executed by the applicable Seller, and each constitutes the valid and binding obligation of such Seller, enforceable in accordance with their respective terms and conditions. This Agreement has been, and the Shareholders Agreements at Closing will be, duly executed by the applicable Shareholder, and each constitutes the valid and binding obligation of such Shareholder, enforceable in accordance with their respective terms and conditions.

     5.4 Capitalization.  The Shareholders,  together with the persons listed on
Schedule 5.4 (which schedule sets forth the percentage interest held by such shareholders of each Seller), owns all of the issued and outstanding capital stock of Sellers, free and clear of all liens, claims, encumbrances, equities and proxies, except as listed on Schedule 5.4. Each outstanding share of capital stock of each Seller has been legally and validly issued and is fully paid and nonassessable. Except as listed on Schedule 5.4, there exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, any of the authorized or outstanding securities of either of Texcel or Texcel Technical. Except as set forth in Schedule 5.4, no shares of capital stock of either Texcel or Texcel Technical are owned by either of Texcel or Texcel Technical in treasury or otherwise have been issued or disposed of in violation of the preemptive rights of any of the shareholders of either Texcel or Texcel Technical.

     5.5 Corporate Records. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of each of Texcel and Texcel Technical that have been delivered to DCRI are true, correct and complete copies thereof. The minute books of Texcel and Texcel Technical, copies of which have been delivered to DCRI, contain accurate minutes of all meetings of, and accurate consents to all actions taken without a meeting by, the Boards of Directors (and any committees thereof) and the stockholders of Texcel and Texcel Technical since the incorporation of Texcel and Texcel Technical.

     5.6 Compliance with Laws, Permits and Instruments. Neither Seller is in violation of or default under, and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby by each Seller will not violate or be in conflict with or result in the creation or imposition of any lien, charge or encumbrance under (a) any material provision of any Assumed Contract or any other contract or agreement to which either Seller is a party or by which any of the Assets are bound, (b) any provision of the charter or Bylaws of either Seller, (c) any federal, state or local law, statute, regulation or ordinance applicable to the Business or any of the Assets, or (d) any provision of either Seller's permits or licenses affecting or relating to the Assets or the Business. To the knowledge of Sellers and the Shareholders, each Seller is in compliance in all material respects with all federal, state or local laws, statutes, regulations or ordinances governing or applicable to the Business or the Assets.

     5.7 Consents. Except for the consents specified in Schedule 5.7 hereto (all of which have been obtained or will have been obtained prior to Closing), no approval, consent, authorization or action of or filing with any governmental body or other third party is required on the part of either Seller in connection with (a) the execution, delivery or performance by either Seller of this Agreement or the other agreements and documents contemplated hereby or (b) the consummation by either Seller of the Transaction, including, without limitation, the assumption by Buyer of the Assumed Contracts.

     5.8 Assets; Title to Assets; Liens. Except for the Excluded Assets described in Section 1.3, the Assets described in clauses (a) through (o) of
Section 1.2 hereof are the only assets, properties, rights and interests used by the Sellers in connection with the Business. The Assets to be conveyed to Buyer under this Agreement constitute all of the assets, properties, rights and interests necessary to conduct the Business in substantially the same manner as conducted by Sellers prior to the Closing Date. Except with respect to the Excluded Assets described in Section 1.3, no officer, director, shareholder or employee of either Seller has retained any material interest in any property, real or personal, tangible or intangible, used or pertaining to Business of either Seller. Sellers have good and marketable title to all of the Assets, free and clear of any mortgages, liens, security interests, pledges, claims and other encumbrances of any kind or nature whatsoever (collectively, the "Liens"), except for those permitted encumbrances described on Schedule 5.8 hereto. Except as described in Schedule 5.8 hereto, no mortgage, financing statement or similar document that names either Seller as debtor and that covers any of the Assets is on file in any jurisdiction and neither Seller has signed any presently effective security agreement authorizing any secured party thereunder to file any such financing statement. The execution, delivery and performance of this Agreement by Sellers will not result in the creation or imposition of any Lien on any of the Assets.

     5.9 Condition of Assets. The Equipment (other than obsolete equipment that is neither being used in the Business nor necessary for the conduct of the Business consistent with past practices): (a) has been properly maintained and is in good operating condition (except for ordinary wear and tear, which in the aggregate will not have a material adverse effect on the Business), (b) is capable of being used in the Business as presently being conducted without present need for repair or replacement except in the ordinary course of the Business, and (c) conforms in all material respects with all applicable legal requirements.

     5.10 Permits. To the knowledge of Sellers and the Shareholders, Sellers possess all the permits and licenses necessary to own, operate, use and maintain the Assets in the manner in which they are now being maintained and operated and to conduct the Business as now being conducted. Such permits and licenses are either (a) assignable to DCRI or Buyer without the consent or approval of any governmental body or third party or (b) of such a ministerial nature that suitable replacements will be readily obtainable by Buyer in due course upon proper application therefor without Buyer incurring any material cost or expense. Seller is in compliance in all material respects with the terms of such permits and licenses.

     5.11 Changes. Except as described in Schedule 5.11 hereto, since June 30, 1998, (a) there has been no material adverse change nor any event or condition that has had, or has a reasonable possibility of having in the future, a material adverse change with respect to the financial condition, assets, liabilities, business or prospects of a Seller; (b) the Business has been conducted only in the ordinary course and, except as previously disclosed to Buyer in writing, in substantially the same manner in which it had been previously conducted; (c) neither Seller has entered into any transactions whatsoever (except this Agreement) with respect to the Assets or the conduct of the Business other than in the ordinary course of the Business; (d) neither Seller has sold, leased, mortgaged, pledged or subjected to any lien, security interest or other charge or otherwise encumbered or disposed of any of the Assets other than in the ordinary course of the Business; (e) the Assets have been maintained and repaired in the usual and ordinary course and operated in a good and workmanlike and prudent manner consistent with past practices; (f) neither Seller has waived any material rights or forgiven any material claims constituting or which would constitute an Asset; (g) neither Seller has lost or terminated employees, customers or suppliers that could or does materially and adversely affect its business or assets; and (h) neither Seller has entered into any commitment or transaction or experienced any other event that is material to the Assets, the Business or this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transaction contemplated hereby or thereby.

     5.12 Assumed Contracts. Sellers have previously delivered or made available to Buyer true, correct and complete copies of all of the Assumed Contracts described in Schedule 1.2(c). Schedule 1.2(c) contains a complete and accurate list of all contracts to which either Seller is a party and that in any way relate to the operations or properties of the Business or that are or will be binding upon the Business or the Assets. All of the Assumed Contracts are valid and in full force and effect and neither Seller nor, to the best of each Seller's and each Shareholder's knowledge, any other party to the Assumed Contracts has breached any material provision of, is in violation or in default in any material respect under the terms of, and no event has occurred that, with the lapse of time or action by a third party or both, would result in a violation or a default in any material respect under the terms of, or in acceleration of any payments due under, any Assumed Contract.

     5.13 Real Property Leases. Each Seller has heretofore delivered to Buyer correct and complete copies of the Real Property Leases and all amendments thereto; a copy of such Real Property Leases and all amendments are attached hereto as Schedule 1.2(a). Neither Seller nor, to each Seller's and each Shareholder's knowledge, the landlord under any such lease has breached any material provision of or is in violation or in default in any material respect under the terms of such lease. Sellers enjoy peaceful and undisturbed possession under each of the Real Property Leases, and each such lease is valid and subsisting and in full force and effect. Neither Seller has received any written notice from the landlord under any of the Real Property Leases that there exists an event or condition that has not since been cured or waived and that, with or without the passage of time or the giving of notice or both, would constitute after the date hereof a default under such lease.

     5.14     Taxes.

          (a) Each Seller has filed all federal, state and other tax reports or returns required by applicable legal requirements to be filed by it in connection with the Assets or the Business and has either discharged or caused to be discharged, as the same have become due, all taxes attributable or relating to the Assets or the Business for any period or periods ending on or before the Closing Date.

          (b) All such tax reports or returns fairly reflect the taxes of each Seller for the periods covered thereby. Neither Seller is delinquent in the payment of any tax, assessment or governmental charge, there is no tax deficiency or delinquency asserted against either Seller, and there is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of either Seller that could be asserted by any taxing authority. No Internal Revenue Service audit of either Seller is pending or, to Sellers' and the Shareholders' knowledge, threatened, and the results of any completed audits are properly reflected in the Financial Statements (as defined in Section 5.18). Neither Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted. Neither Seller has committed any violation of any federal, state, local or foreign tax laws. All monies required to be withheld by either Seller from Employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Sellers to governmental agencies or set aside in accounts for such purpose have been so paid or set aside, or such monies have been approved, reserved against and entered upon the books of Sellers.

          (c) Each Seller is and has been an "S Corporation," as that term is defined in Code ss.1361, from the dates of its incorporation through and including the taxable year ending on the date immediately prior to the Closing. Shareholders have always treated the Sellers as S corporations for federal income tax purposes.

     5.15 Litigation. Except as disclosed on Schedule 5.15 hereto, no legal action, suit or proceeding, judicial or administrative, or governmental investigation is pending, or to each Seller's and each Shareholder's knowledge, threatened against either Seller or any of the Assets that (a) if adversely determined, has a reasonable possibility of causing in the future a material adverse effect on the Business or the Assets or (b) questions or might question the validity of this Agreement or any actions taken or to be taken by either Seller pursuant hereto or seeks to enjoin or otherwise restrain the Transaction. Neither Seller knows of any basis for any such action, suit, proceeding or investigation. Except as disclosed on Schedule 5.15 hereto, there are no orders, decrees or judgments of any court or governmental body against either Seller (i) that remain undischarged or otherwise are in effect and that interfere in any respect with, or impose a burden on, the Business or the operation or use of the Assets in the ordinary conduct of the Business or (ii) with respect to which either Seller is in default..

     5.16 Employee Benefit Plans and ERISA. Except as listed on Schedule 5.16 hereto, none of the Sellers maintain or sponsor or make or is required to make contributions to any pension, profit-sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, vision, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus, benefit or other incentive plan, severance plan or other similar plan, agreement, arrangement or understanding relating to any of the Sellers or their respective employees (the "Employee Benefit Plans"), whether or not such plan is or is intended to be qualified under Section 401(a), 404A or any other section of the Code, including without limitation, all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to the provisions of ERISA. Except as set forth in Schedule 5.16, each Employee Benefit Plan maintained or sponsored by either of the Sellers or to which either of the Sellers makes or is required to make employer contributions (collectively, the "Plans") is in full force and effect in accordance with its terms and is, and each plan administrator and fiduciary of each Plan is, in compliance with all applicable requirements of ERISA and other applicable laws, regulations and rulings. The only Plans that are "pension benefit plans" (within the meaning of Section 3(2) of ERISA), other than any such plans that are described in Section 401(a)(1) of ERISA, maintained or sponsored by either of the Sellers or to which either of the Sellers makes or is required to make employer contributions, are identified on Schedule 5.16 as such (the "Pension Benefit Plans"). No Pension Benefit Plan or any trust created under one of the Pension Benefit Plans or any trustee, administrator or sponsor thereof, has engaged in a "prohibited transaction" as that term is defined in Section 4975(c)(1) of the Code, that could subject the Pension Benefit Plan, trust, trustee, administrator or sponsor thereof, or any party dealing with the Pension Benefit Plan or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975, nor is the fiduciary (as defined in Section 3 of ERISA) of the Pension Benefit Plan or any employee benefit plan (as defined in
Section 3 of ERISA) maintained by either of the Sellers acting in a manner that constitutes a breach of its fiduciary duty, as set forth in ERISA. Except as set forth in Schedule 5.16, the Pension Benefit Plans have not been terminated, nor have contributions thereto been discontinued, nor have there been any "reportable events," as that term is defined in Section 4043 of ERISA, since the effective date of Section 4043 of ERISA. The Pension Benefit Plans have not incurred any "accumulated funding deficiency," as such term is defined in
Section  302 of ERISA  (whether  or not  waived),  since the  effective  date of
Section 302 of ERISA, or prior thereto, and all contributions required to be made have been made. Prior to the Closing Date, all Plans will either be terminated or the participation of employees of Sellers therein will cease. Neither of the Sellers has an existing defined benefit pension plan covering its employees. None of the Pension Benefit Plans identified on Schedule 5.16 are multiemployer plans as defined in Section 3(37) of ERISA. All appropriate administrative actions and required compliance with appropriate administrative actions and required compliance with appropriate Internal Revenue Service and Department of Labor rules and regulations have been taken or are in process in a timely manner. No contributions pursuant to the Pension Benefit Plans have been made in such amounts as would violate Section 404 of the Code so as to disqualify the accompanying trust. Each of the Sellers has in force sufficient bonding for every fiduciary who is required to be bonded with respect to the Pension Benefit Plans pursuant to Section 412 of ERISA. There does not exist any pending or, to the best of the knowledge of Sellers and Shareholders, threatened litigation against any fiduciary of any Pension Benefit Plan, nor has any bonding company been called on to defend any such fiduciary. A true and complete copy of each existing Plan has been furnished to DCRI along with the most recent favorable determination letter issued by the Internal Revenue Service with respect thereto and the two most recent annual reports (on form 550 series) required to be filed with respect thereto.

     5.17 Group Health Plans. With respect to either Seller's "group health plan(s)" (as defined in Section 4980B(g)(2) of the Code, if any, except as set forth in Schedule 5.17:

          (a) Each Seller has complied in all material respects with the continuation health care coverage requirements of Section 4980B of the Code, as such requirements apply with respect to any Employee (or prior employee of either Seller) or any "qualified beneficiary" of such employee (as defined in
Section 4980B(g)(1) of the Code) on or prior to (i) the Closing Date.

          (b) Except as has been previously disclosed to Buyer, neither Seller has any present intention of terminating any group health plan(s) that Seller currently maintains.

          (c) Each Seller is solely responsible for complying with the requirements of Section 4980B of the Code with respect to each Employee (and any qualified beneficiary of such Employee), who does not become an employee of the Buyer effective immediately after the Closing Date, it being the intention of the parties that any group health plan(s) maintained by Buyer shall not constitute a successor plan(s) to the Seller's group health plan(s), and that Buyer is not a successor employer with respect to Seller's group health plan(s), nor is Seller a predecessor employer with respect to Buyer's group health plan(s).

     5.18 Financial Information. The unaudited financial statements of each Seller set forth in Schedule 5.18 hereto (the "Financial Statements") were prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and are true, correct and complete, and present fairly the financial position of each Seller as of the dates indicated and the results of its operations for the periods specified. The Financial Statements consist of (a) the unaudited balance sheet of each Seller as of June 30, 1998, and (b) the unaudited income statement of each Seller for the twelve (12) month period ended on that date. The unaudited balance sheets contained in the Financial Statements are sometimes referred to herein as the "Balance Sheets." Except as otherwise disclosed in this Agreement or Schedule 5.18 hereto, the Financial Statements reflect all liabilities of each Seller, accrued, contingent, or otherwise (known or unknown, asserted or unasserted), arising out of transactions effected or events occurring on or prior to the Closing. Except as set forth in the Financial Statements or as otherwise disclosed in this Agreement or Schedule 5.18 hereto, neither Seller is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity, and Seller knows of no basis for the assertion of any other claims or liabilities of any nature or in any amount.

     5.19 Accounts Payable. Attached hereto as Schedule 5.19(a) is a complete and accurate list of all accounts and notes payable of the Sellers as of September 30, 1998, showing the name of each creditor and the amount due to each by invoice number and date. To the knowledge of Sellers Schedule 5.19(a) reflects the accounts payable of Sellers except those incurred in the ordinary course of business prior to October 1, 1998, and (b) the accounts payable and other obligations were incurred by Sellers in the ordinary course of business prior to October 1, 1998 and are not unreasonable in amount or extraordinary in nature (both in relationship to Sellers normal business practices).

     5.20 Books of Account. The books of account of each Seller have been kept accurately in the ordinary course of the Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of each Seller have been properly recorded in such books.

     5.21     Environmental Matters; OSHA Compliance.

          (a) Except as described on Schedule 5.21 attached hereto and except where all of the matters referred to in any of the clauses (i) through (iv) below in the aggregate could not reasonably be expected to have a material adverse effect on either Seller or the Business or the Assets:

               1. Each Seller and all of its properties, assets and operations are in full compliance with all federal, state and local laws, regulations and requirements pertaining to health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, and all amendments thereto, and all similar laws, regulations and requirements of any governmental authority or agency having jurisdiction over a Seller or any of its properties or assets (collectively, "Environmental Laws"). Neither a Seller nor a Shareholder is aware of and has not received any notice of any past, present or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance or continued compliance of Sellers with any or all Environmental Laws.

               2.  Each  Seller  has   obtained   all   permits,   licenses  and
authorizations that are required under Environmental Laws.

               3. No Hazardous Substances (as defined below) exist on, about or within, or have been used, generated, stored or disposed of on, or released from any of the properties or assets of either Seller other than in compliance with Environmental Laws, or transported from any of such properties or assets unless by a duly authorized or licensed disposal firm, and each Seller has retained all documentation required by Environmental Laws relating to such disposal. For the purposes of this Agreement, the term "Hazardous Substances" shall include any substance, product, waste, pollutant, material, chemical, contaminant, constituent or other material that is listed, regulated or addressed under any Environmental Law, including, without limitation, asbestos, petroleum and polychlorinated biphenyls. The use that either Seller makes of its properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any such properties or assets other than in compliance with Environmental Laws.

               4. There is no action, suit, proceeding, investigation or inquiry before any court, administrative agency or other governmental authority pending or, to the knowledge of either Seller or either Shareholder, threatened, against either Seller relating in any way to any Environmental Law. Neither Seller (A) has any liability for remedial action under any Environmental Law, (B) has received any request for information by any governmental or regulatory authority with respect to the condition, use or operation of any of its properties or assets and (C) has received any notice from any governmental or regulatory authority or other person or entity with respect to any violation of or liability under any Environmental Law.

          (b) No lien or encumbrance arising under any Environmental Law has attached to any of the properties or assets of either Seller.

     5.22     Patents, Trademarks and Copyrights.

          (a) Each Seller owns all patents, trademarks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Subsequent to Closing, Seller will execute such documentation as Buyer shall reasonable request to effectuate the assignment and conveyance of Seller's Proprietary Rights (as herein defined) to Buyer. Set forth on Schedule 5.22 hereto is a true and correct description of the following ("Proprietary Rights"):

               1. All trademarks, trade names, service marks and other trade designations, including common-law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by either Seller, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which either Seller is a party (including expiration dates if applicable); and

               2. All agreements relating to technology, know-how or processes that either Seller is licensed or authorized to use by others, or which it licenses or authorizes others to use.

          (b) Each Seller has the sole and exclusive right to use the Proprietary Rights identified in Schedule 5.22 without infringing or violating the rights of any third parties. No consent of third parties will be required for the use thereof by Buyer upon consummation of the transactions contemplated by this Agreement. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any such license or agreement, and neither the Sellers nor the Shareholders know of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

          (c) Neither the Sellers nor the Shareholders have any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of either Seller infringes upon or involves, or has resulted in the infringement of, any Proprietary Right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or, to the best of the knowledge of either Seller or either Shareholder, are threatened that challenge the rights of either Seller with respect thereto. Neither Seller has given nor is either Seller bound by any agreement of indemnification for any Proprietary Right as to any property manufactured, used or sold by either Seller.

     5.23 Investments Representations. Sellers and the Shareholders are acquiring the shares of DCRI Stock to be issued pursuant to Section 2.1(a)(iii) of the Agreement for investment and not with a view to or resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations. Sellers and Shareholders acknowledge that such shares are "restricted securities" as that term is defined in Rule 144 promulgated by the SEC and, therefore, the resale of and shares is restricted by federal and state securities laws and the certificates evidencing such shares shall bear a legend reflecting these securities law restrictions.

     5.24 Disclosure. No representation or warranty by a Seller or a Shareholder in this Agreement, and no statement respecting either Seller or either Shareholder contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading. Except as disclosed herein, there is no matter that materially adversely affects or will in the future materially adversely affect the Business or the Assets other than general economic conditions.

                                    ARTICLE 6
                                    ---------

                 DCRI AND BUYER'S REPRESENTATIONS AND WARRANTIES

         DCRI and Buyer, jointly and severally, represent and warrant to the Sellers and the Shareholders as follows:

     6.1 Organization and Standing. Each of DCRI and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

     6.2 Authority. Each of DCRI and Buyer has full power and authority (corporate and otherwise) to conduct its business as now being conducted and to execute and deliver this Agreement and all of the other agreements and documents contemplated hereby and to carry out the terms and obligations hereof and thereof. Each of DCRI and Buyer has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all of the other agreements and documents contemplated hereby.

     6.3 Execution and Delivery. This Agreement has been, and the other agreements and documents contemplated hereby at Closing will be, duly executed by DCRI and Buyer and each constitutes the valid and binding obligation of DCRI and Buyer, enforceable in accordance with their respective terms and conditions..

     6.4 SEC Reports and Financial Statements. DCRI has filed with the SEC and has made available to each Seller and the shareholders of each Seller true and complete copies of all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since January 1, 1998, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "SEC Documents").


     6.5 Compliance with Laws, Permits and Instruments. The execution, delivery and performance of this Agreement by DCRI or Buyer will not violate or be in conflict with (a) any material provision of any contract or other agreement to which DCRI or Buyer is a party or by which any of their respective assets are bound that is material to DCRI and its subsidiaries taken as a whole; (b) any provision of the Articles of Incorporation or Bylaws of Buyer; (c) any federal, state or local law, statute, regulation or ordinance applicable to the business or any of the assets of DCRI or Buyer; or (d) any of DCRI's or Buyer's permits or licenses affecting or relating to its assets or business.

     6.6 Consents. Except as set forth on Schedule 6.6, no approval, consent, authorization or action of or filing with, any governmental body or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by DCRI or Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by DCRI or Buyer of the Transaction, including, without limitation, the assumption by Buyer of the Assumed Contracts.

     6.7 Litigation. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency, or to Buyer's knowledge threatened against Buyer or Buyer's assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby or have a reasonable possibility of causing in the future a material adverse effect on the business or assets of Buyer except as disclosed on Schedule 6.7.

                                    ARTICLE 7
                                    ---------

                          DCRI'S AND BUYER'S COVENANTS

         DCRI and Buyer, jointly and severally, agree that, subsequent to the execution of this Agreement, on or prior to the Closing:

     7.1 Consummation of Transaction. DCRI and Buyer agree to use all reasonable efforts to cause the consummation of the Transaction in accordance with the terms and conditions of this Agreement.

     7.2 Stock Exchange Listing. DCRI shall use its reasonable efforts to cause the DCRI Shares to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

                                    ARTICLE 8
                                    ---------

                               SELLER'S COVENANTS

         Sellers and the Shareholders, jointly and severally, agree that, subsequent to the execution of this Agreement, on or prior to the Closing:

     8.1 Consummation of Transaction. Sellers and Shareholders agree to use all reasonable efforts to cause the consummation of the Transaction in accordance with the terms and conditions of this Agreement.

     8.2 Business Operations. Sellers shall operate the Business only in the ordinary course and will not, without the prior written consent of DCRI, introduce any new method of management of operation and Sellers shall use all reasonable efforts to preserve the Business intact and to retain their respective present customers and suppliers. Neither Seller shall take any action that might reasonably be expected to have a material adverse effect on the Business or the Assets without the prior written consent of DCRI or take or fail to take any action that would cause or permit the representations made in
Article 5 hereof to be inaccurate at the time of Closing or preclude a Seller from making such representations and warranties at the Closing. Notwithstanding the foregoing, it is agreed and understood by the parties hereto that, subsequent to June 30, 1998 and prior to the closing Sellers shall (a) distribute $100,000 to one or more of the Shareholders in the form of a distribution to Shareholders or as bonus compensation, and (b) distribute $30,000 in lieu of the discretionary profit sharing participation by those employees of the Sellers listed on Schedule 8.2 hereto.

     8.3 Access. Upon reasonable prior notice, Sellers shall permit DCRI and its authorized representatives reasonable access during normal business hours to, and make available for inspection, all of the Assets and Business of Sellers, and furnish Buyer all documents, records and information, including, but not limited to, financial statements, projections and customer lists, solely with respect to the Business and Assets as DCRI and its representatives may reasonably request, all for the sole purpose of permitting DCRI to become familiar with the Business and Assets of Sellers.

     8.4 Material Change. Prior to the Closing, each Seller shall promptly inform DCRI in writing of any material adverse change to the Business or the Assets, including, without limitation, the updating of any schedules hereto. Notwithstanding the disclosure to DCRI of any such material adverse change, Sellers and Shareholders shall not be relieved of any liability to DCRI pursuant to this Agreement for, nor shall the providing of such information by a Seller to DCRI be deemed a waiver by DCRI or Buyer of, the breach of any representation or warranty of Sellers and the Shareholders contained in this Agreement.

     8.5 Approvals of Third Parties. As soon as practicable after the execution of this Agreement, Sellers will use their reasonable good faith efforts to secure all necessary approvals and consents of third parties, including, but not limited to, consents to the Lease Assignments necessary for the consummation of the Transaction.

     8.6 Contracts. Except with DCRI's prior written consent, neither Seller shall waive any material right or cancel any material contract, debt or claim that constitutes an Asset or that would constitute an Asset.

     8.7 Liens. Except with DCRI's prior written consent, neither Seller shall permit any new Lien to attach to any of the Assets, whether now owned or hereafter acquired.

     8.8 Material Contracts. Neither Seller shall, without the consent of DCRI, incur any obligation outside of the ordinary course of business; make any purchases outside of the ordinary course of business in the aggregate; increase the compensation paid or payable to any officer, director, employee or agent of either Seller; or otherwise take any action outside the ordinary course of business.

     8.9 No Disclosure or Negotiation with Others.

          (a) Sellers shall not disclose to the public or any third party (other than Sellers' advisors) any of the terms or conditions hereof without the prior written consent of DCRI (except as otherwise required by applicable law).

          (b) Sellers will not, and will use its best efforts to cause its officers, directors, employees, agents and shareholders not to, solicit or encourage, directly or indirectly, in any manner, any discussions with, or furnish or cause to be furnished any information to, any third party in connection with, or negotiate for or otherwise pursue, the sale of the common stock of Sellers, all or substantially all of the assets of the Sellers or any portion or all of its Business, or any business, or any business combination or merger of the Sellers with any other third party. The Sellers will promptly inform DCRI of any inquiries or proposals with respect to any of the matters set forth in this Section 8.9.

                                    ARTICLE 9
                                    ---------

                      DCRI AND BUYER'S CONDITIONS PRECEDENT

         Except as may be waived in writing by DCRI and Buyer, the obligations of DCRI and Buyer hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

     9.1 Representations and Warranties. The representations and warranties of each Seller contained herein shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had made on and as of the Closing Date, and at Closing, each Seller shall certify to that effect.

     9.2 Covenants. Each Seller shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing, and at Closing, each Seller shall certify to that effect.

     9.3 Actions at Closing. Sellers and Shareholders shall have taken all actions required of it pursuant to Sections 3.2 and 3.3 of this Agreement.

     9.4 AMEX Listing. The DCRI Shares shall have been authorized for listing on AMEX upon official notice of issuance.

     9.5 Legal Opinion. DCRI and Buyer shall have received the opinion of Freeman, Rogers & Loev, P.C., counsel to the Sellers and Shareholders, substantially in the form of Schedule 9.5.

     9.6 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing or otherwise, asserted, instituted or entered to restrain or prohibit the carrying out of the Transaction.

     9.7 No Material Adverse Change. No material adverse changes to the Business or the Assets shall have occurred, or an event which with the passage of time might result in such material adverse change, after the date hereof and prior to the Closing.

                                   ARTICLE 10
                                   ----------

                 SELLERS' AND SHAREHOLDERS' CONDITIONS PRECEDENT

         Except as may be waived in writing by Sellers and the Shareholders, the obligations of Sellers and the Shareholders hereunder are subject to fulfillment at or prior to the Closing of each of the following conditions:

     10.1 Representations and Warranties. The representations and warranties of DCRI and Buyer contained herein shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except (a) with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) and (b) for changes that occur after the date hereof that are expressly permitted by the terms of this Agreement or by Seller, and at Closing, DCRI and Buyer will certify to that effect.

     10.2 Covenants. DCRI and Buyer shall have performed and complied in all material respects with all covenants or conditions required by this Agreement to be performed and complied with by it prior to the Closing, and at Closing, Buyer shall certify to that effect.

     10.3 Actions at Closing. Buyer shall have taken all actions required of it pursuant to Section 3.3 of this Agreement.

     10.4 AMEX Listing. The DCRI Shares shall have been authorized for listing on AMEX upon official notice of issuance.

     10.5 Legal Opinion. Sellers and Shareholders shall have received the opinion of Jenkens & Gilchrist, P.C., counsel to DCRI and Buyer, substantially in the form of Schedule 10.5.

     10.6 Proceedings. No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the Transactions.

                                   ARTICLE 11
                                   ----------

                          ASSUMED OBLIGATIONS AND DCRI
                         GUARANTY OF BUYER'S OBLIGATIONS

     11.1 Assumed Obligations. At Closing, DCRI and Buyer agree to assume each Seller's obligations (a) under the Assumed Contracts listed on Schedule 1.2(c),
(b) under the Real Property Leases, as provided in the Lease Assignments, (c) under the Assumed Liabilities listed on Schedule 2.1, (d) the accounts payable of Sellers which are not unreasonable in amount or as to purpose, and which have been incurred by Sellers in the ordinary cause of business and which are consistent with past practices and policies of Sellers, and (e) all other unsecured obligations of Sellers which arise in the ordinary course of business (none of which will be unreasonable in amount or as to purpose) and which if paid would be consistent with the past practices and policies of Sellers (an example would be refund of a placement fee because a candidate terminates during the time period in which the Sellers are obligated to refund such placement fee). The parties acknowledge that neither Buyer nor DCRI are assuming any obligations of Sellers except those hereinbefore set forth, and that the obligations of Sellers not be assumed include (i) a disputed unemployment insurance matter in New Jersey (all claims for refunds and all payments attributable to this matter remain the property of Sellers), (ii) a disputed workers compensation insurance invoice, and (iii) those obligations which are not described in the preceding sentence and which should have been disclosed to Buyer pursuant to the terms of this Agreement. Anything in this Agreement or elsewhere to the contrary notwithstanding, in no event shall DCRI and Buyer be required to assume or in any way become responsible or liable for, or be deemed to have assumed or become liable or responsible for, any duty, obligation, debt or liability of a Seller, whether or not related to the Business or the Assets, except as specifically provided herein and in the Lease Assignments, or otherwise expressly assumed in writing by DCRI and Buyer; it being expressly acknowledged that it is the intention of the parties hereto that all duties, obligations, debts and liabilities of a Seller or both Sellers (other than obligations expressly assumed by DCRI or Buyer herein, in the Assumption, or in the Lease Assignments) shall be and remain solely the duties, obligations, debts and liabilities f each Seller or both Sellers. Specifically, and without implied limitation of the foregoing, DCRI or Buyer shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, based on or arising out of or in connection with (i) any defects in products sold, rented or distributed by a Seller prior to the Closing, (ii) any implied or express warranties relating to such products, or (iii) any bulk sales or bulk transfer laws (it being the intent of the parties that Sellers shall be liable for all such liabilities and obligations regardless of whether such liabilities and obligations are initially the liabilities and obligations of Seller or Buyer).

     11.2 DCRI Guaranty. DCRI hereby guarantees to Sellers and the Shareholders all obligations of Buyer pursuant to this Agreement and other agreements and documents contemplated hereby.

                                   ARTICLE 12
                                   ----------

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                   AGREEMENTS AND OBLIGATIONS; INDEMNIFICATION

     12.1 Survival. Except for the covenants contained in Article 11 of this Agreement and the payments required to be made to Sellers pursuant to the terms of this Agreement, which covenants and obligations shall survive until satisfied, the representations, warranties, obligations, covenants, indemnities and agreements of Sellers, Shareholders, DCRI and Buyer contained in this Agreement shall survive the Closing Date for a period of two (2) years. Said representations, warranties, obligations, covenants, indemnities and agreements shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation during such two-year period made by or on behalf of any party hereto or any information any party may have with respect thereto. If written notice of a claim has been given in good faith prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

     12.2 Indemnification by Sellers and Shareholders. Sellers and Shareholders, jointly and severally, hereby agree, effective as of the Closing, to pay, and to indemnify, save and hold harmless DCRI and Buyer, their affiliates, and their respective officers, directors, stockholders and employees from and against, any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, clean-up costs, fines, assessments, charges and costs (including, without limitation, reasonable attorneys' fees, costs of investigation and court costs) (collectively, "Losses") imposed on, incurred by or asserted against such person or entity (or any of them) in any way relating to or arising from or out of (a) any liability, obligation, contract, debt, lien, litigation, dispute or commitment of a Seller or both Sellers, including, without limitation, any product liability or breach of warranty claims relating to services or products provided by Sellers or either Seller or any liability arising from any bulk sale or bulk transfer law, other than obligations expressly assumed by DCRI or Buyer herein or in the Lease Assignments, the Assumed Liabilities or the Assumed Contracts; (b) any act or omission of a Seller prior to or at the Closing; (c) the use, ownership or operation of the Assets or the conduct of the Business prior to or at the Closing; (d) the breach of any covenant of a Seller or the failure of a Seller to perform any obligation of such Seller contained in this Agreement or in the other agreements and documents contemplated hereby; (e) any inaccuracy in or breach of any representation or warranty of a Seller or a Shareholder contained in this Agreement or any other agreement or document contemplated hereby; (f) all tax liabilities of Sellers or Shareholders, other than (i) all real property taxes for the Leased Properties that are attributable to periods subsequent to the Closing and for which the tenant is responsible under the Real Property Leases, and (ii) all personal property taxes of Sellers that are attributable to periods subsequent to the Closing; (g) any failure to comply with applicable bulk sales laws in connection with the Transaction and
(h) any liability to Employees or former employees of a Seller or their beneficiaries arising prior to or at the Closing Date from the employment or severance of such Employees or former employees by Seller or their rights to benefits under the Seller's group health or other employee benefit plans.


     12.3 Indemnification by Buyer. DCRI and Buyer, jointly and severally, hereby agree, effective as of the Closing, to pay, and to indemnify, save and hold harmless Sellers and their respective officers, directors, shareholders and Employees from and against, any Losses imposed, incurred by or asserted against such person or entity (or any of them) in any way relating to or arising from or out of (a) the obligations expressly assumed by DCRI or Buyer hereunder or under the Assumed Contracts, the Assumed Liabilities or under the Lease Assignments;
(b) the breach of any covenant of DCRI or Buyer or the failure of DCRI or Buyer to perform any of their obligations contained herein or in any other agreement or document contemplated hereby; and (c) any inaccuracy in or breach of any representation or warranty of DCRI or Buyer under this Agreement or any other agreement or document contemplated hereby.

     12.4 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations in this Agreement would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that:
(a) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful; and (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall assume the defense with respect to such claim, liability or expense at the indemnifying party's expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to the claims by third parties that are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. As reasonably requested by the indemnified party, the indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party, provided, however, that the separate counsel selected by the indemnified party shall be approved by the indemnifying party, which approval shall not be unreasonably withheld. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. Provided however, before settling the indemnified party shall first use reasonable efforts to obtain the consent to that settlement from the indemnifying party, which consent shall not be unreasonably withheld. After using reasonable efforts without success the indemnified party may settle without the consent of the indemnifying party without any prejudice to its claim for indemnity. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

     12.5 Set-off. DCRI and Buyer shall have the right to set-off, upon written notice to Sellers and the Shareholders, any undisputed amounts payable by Sellers or the Shareholders to DCRI or Buyer pursuant to claims for indemnification hereunder against any amount at any time payable by DCRI or Buyer or any assignee to any Seller or any Shareholder under or pursuant to this Agreement and/or any other agreements now or hereafter entered into between a Seller or a Shareholder and DCRI or Buyer or any assignee of DCRI or Buyer.

         Notwithstanding anything herein to the contrary, the parties acknowledge and agree that none of the Purchase Price payable to Sellers pursuant to Section 2.1(b) is required by this Agreement to be used by Sellers to satisfy any of the indemnification obligations of Sellers and Shareholders as herein set forth, and that none of the amount payable by Buyer to Sellers pursuant to Section 2.1(b) shall be subject to set-off by Buyer if and to the extent that Buyer has a claim for indemnification against Sellers under the terms of this Agreement.

                                   ARTICLE 13
                                   ----------

                                   TERMINATION

     13.1   Termination.   This  Agreement  may  be  terminated   prior  to  the
consummation of the Transaction:

          (a) by written consent duly authorized by the Boards of Directors of each of DCRI and the Sellers,

          (b) by DCRI or the Sellers if either (i) the Closing shall not have occurred on or before October 15, 1998; however, the right to terminate this Agreement under this Section 13.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Transaction and such order, decree, ruling, or other action shall have become final and nonappealable;

          (c) by DCRI, upon a material breach of any representation, warranty, or agreement set forth in this Agreement by any of the Sellers or Shareholders, such that the condition set forth in Section 9.1 or 9.2 would not be satisfied;

          (d) by the Sellers, upon a material breach of any representation, warranty, or agreement set forth in this Agreement by DCRI or Buyer such that the condition set forth in Section 10.1 or 10.2 would be not satisfied; or

          (e) by DCRI if there has been a materially adverse change in the business, assets, condition, financial or otherwise, or prospect of the Sellers; or

          (f) by Sellers or Buyer pursuant to Section 3.6 of this Agreement.

     13.2 Notice and Effects of Termination. In the event there is a basis for termination of this Agreement by either DCRI or the Sellers as provided in
Section 13.1, and such party desires to terminate this Agreement, it may do so by giving written notice to the other party pursuant to Section 14.1, whereupon this Agreement shall forthwith terminate, and there shall be no liability or obligation on the party of any part hereto except (i) with respect to Sections 8.9, 11.2, 14.9, 14.10 and 14.13-14.17, and (ii) to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

                                   ARTICLE 14
                                   ----------

                                  MISCELLANEOUS

     14.1 Notices. Any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the use of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges for such delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 14.1. All communications must be in writing and addressed as follows:

                  SELLER:              Texcel, Inc.
                                       Texcel Technical Services, Inc.
                                       5170 Campus Drive
                                       Plymouth Meeting, PA 19462
                                       Attention: Thomas W. Rinaldi, President

                  with a copy to:      Freeman, Rogers & Loev, P.C.
                                       1767 Sentry Parkway West
                                       Suite 320
                                       Blue Bell, Pennsylvania 19422-2245
                                       Attention: James H. Freeman

                  DCRI:                Diversified Corporate Resources, Inc.
                                       12801 North Central Expressway, Suite 350
                                       Dallas, Texas 75243
                                       Attention:  Mr. M. Ted Dillard, President

                  BUYER:               DCRI Acquisition Corporation
                                       12801 North Central Expressway, Suite 350
                                       Dallas, Texas  75243
                                       Attention:  Mr. M. Ted Dillard, President
                  with a copy to:      Jenkens & Gilchrist,
                                       a Professional Corporation
                                       1445 Ross Avenue, Suite 3200
                                       Dallas, Texas 75202
                                       Attention: Mark D. Wigder, Esq.

     14.2 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the Transaction in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

     14.3 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     14.4 Assignability; Binding Effect. Neither party shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party; provided, however, (a) Sellers shall have the right to assign, without the prior written consent of Buyer, to Shareholders, or any of them, (i) the right to receive all or any portion of the Purchase Price payable to Sellers, and (ii) all or any part of the 100,000 shares of DCRI Common Stock to be issued to Sellers under the terms of this Agreement, and (b) DCRI shall have the right to assign this Agreement to any subsidiary of DCRI, without the prior written consent of Seller; provided, however, notwithstanding any such assignment DCRI shall remain liable with respect to its obligations hereunder. Any assignment made or attempted in violation of this Section 14.4 shall be void and of no effect. This Agreement shall be binding upon, and shall inure to the benefit of Sellers, DCRI and Buyer and their respective successors and permitted assigns. Except as expressly provided herein, this Agreement shall not be deemed to create or confer any rights, benefits or interests in any other persons, except through the parties hereto, nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

     14.5 Exhibits and Schedules. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim.

     14.6 Sections and Articles. All sections and articles referred to herein are sections and articles of this Agreement. Descriptive headings as to the contents of particular articles and sections are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     14.7 Entire Agreement. Except as otherwise expressly provided in Section 14.17(c) hereof, this Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

     14.8 Gender; Plurals. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders and each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.

     14.9 Expenses. Except as otherwise provided in Section 8.9 and this Section 14.9, Sellers shall pay all of their expenses and costs (including, without limitation, all counsel fees and expenses), and DCRI and Buyer shall pay all of their expenses and costs (including, without limitation, all counsel fees and expenses), in connection with this Agreement and the consummation of the Transaction.

     14.10 Brokerage Fees and Commissions. Neither Sellers, on one hand, nor DCRI or Buyer, on the other, shall have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of the other.

     14.11 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such action shall be evidenced by a signed written notice given in the manner provided in Section 14.1 hereof. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 14.1 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

     14.12 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

     14.13 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS,
WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF
LAW.

     14.14 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

     14.15 Attorneys' Fees and Costs. In the event attorneys' fees or other costs are incurred to enforce, through legal action, any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

     14.16 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then
(a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and
(c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

     14.17        Confidentiality.

          (a) Except as may be required by law or court order, each Seller hereby agrees, and shall use its best efforts to cause its officers, directors, employees, agents and shareholders, not to disclose or divulge any DCRI Confidential Information (as defined below), or any part thereof, to any third party, and not to use the DCRI Confidential Information, or any part thereof, in any manner or for any purpose.

          (b) As used in this Agreement, "DCRI Confidential Information" means any and all information and compilations of data (in any form whatsoever, tangible or intangible) relating in any way to DCRI (including its subsidiaries) and its business, assets and customers, including, without limitation, all accounting, financial and business information, employment and personnel information, contracts, marketing plans, price lists and information, customer lists and information, and all other data and records that are or may be used by or useful to DCRI; provided, however, that DCRI Confidential Information does not include information that (i) is or becomes generally available to the public other than by the Sellers; (ii) is lawfully obtained by the Sellers from a third party; provided that the third party is not, to the Sellers' knowledge, bound by a nondisclosure agreement with respect to the information; or (iii) is subsequently developed by the Sellers from independent sources.

          (c) Notwithstanding anything contained herein to the contrary, that certain Confidentiality Agreement executed by the parties as of May 29, 1998, shall survive the execution of this Agreement.

     14.18 Advice of Counsel. Each of the undersigned has read this Agreement, has had the opportunity to consult with legal counsel concerning the matters contained herein, and has either obtained legal counsel with respect to such matters and the execution of this Agreement, or has voluntarily waived such right.

     14.19  Event of Default.

          (a) In the event that Buyer shall fail to make any payment to Sellers within fifteen (15) days from the date due pursuant to the provisions of this Agreement, and such failure to pay shall remain unremedied for a period of thirty (30) days after receipt of written notice thereof by Buyer (an "Event of Default"), then upon any such event of default, the balance of the amounts payable under this Agreement, including the maximum amount payable under Section 2.1(a)(i) of this Agreement shall be accelerated and forthwith due and payable. The parties hereto acknowledge and agree that Buyer shall not be in default of its obligation hereunder, if, pursuant to the terms of this Agreement, Buyer does not pay part of an Installment Payment based upon a reasonable adjustment with respect to EBITDA, or if Buyer applies as a set-off a reasonable amount related to a claim for indemnification under the terms of this Agreement.

          (b) In the event that Buyer shall fail to make any payment to Seller within fifteen (15) days from the date due pursuant to the terms of this Agreement, inclusive of any amounts accelerated pursuant to Section 14.19(a), Buyer shall be obligated to pay interest on the amount in default, until paid in full, at the rate of ten percent (10%) per annum.

          (c) No extension of time for payment granted by Seller of all or any part of the amount owing herein at any time shall effect the liability of the parties, including any surety, accommodation party or guarantor. Acceptance by Seller of any installment after any default shall not operate to extend the time for payment of any amount then remaining unpaid or constitute a waiver of any of the other rights of Seller herein. No delay by Seller in exercising any power or right shall operate as a waiver of any power or right. The waiver of any default by Seller shall not operate as a waiver of any subsequent default or any power or right that Seller may have under the terms of this Agreement.

     14.20        Further Assurances of Buyer.

          (a) From and after the closing date, Buyer shall afford to Sellers and their attorneys, accountants and other representatives, reasonable access, during normal business hours, to such books and records possessed by Buyer relating to Sellers or Sellers' business as may reasonably be required in connection with the preparation of financial information for period including on or prior to the Closing Date. Buyer shall cooperate in all reasonable respects with Sellers with respect to its former interest in the business and in connection with financial account closing and reporting all claims in litigation asserted by or against third parties, including, but not limited to, making employees of Buyer reasonably available to assist with, or provide information in connection with financial account closing and reporting and claims in litigation, provided, that Sellers reimburse Buyer for its reasonable out-of-pocket expenses (including costs of employees so assisting) in connection therewith.

          (b) For a period of not less than seven (7) years after the Closing Date, Buyer shall preserve and retain the Buyer's corporate accounting, legal, auditing and other books and records of the business acquired from Sellers (including, but not limited to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the business acquired from Sellers prior to the Closing Date); provided, however, that such seven (7) year period shall be extended in the event that any action, suit, proceeding, or investigation has been commenced or is pending or threatened at the termination of such seven (7) year period and such extension shall continue until any such action, suit proceeding, or investigation has been settled through judgment or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, Buyer may discard or destroy any of such books and records prior to the end of such seven (7) year period or period of extension, if applicable, if it gives Sellers at least sixty
(60) days prior written notice of its intent to do so and Sellers have not taken possession of such books and records, at its expense, within such sixty (60) day period.

          (c) Nothing in Section 14.20 shall relieve Sellers and Shareholders of the obligations to indemnify Buyer and DCRI pursuant to Article 12 of this Agreement.

     14.21        Further Assurances of Sellers.

          (a) From and after the Closing Date, Sellers shall afford to Buyer and their attorneys, accountants and other representatives, reasonable access, during normal business hours, to such books and records possessed by Sellers relating to Sellers' business as may reasonably be required in connection with the preparation of financial information for period including on or prior to the Closing Date.

          (b) For a period, of not less than seven (7) years after the Closing Date, Sellers shall preserve and retain the Seller's corporate accounting, legal, auditing and other books and records of the business acquired from Sellers (including, but not limited to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the business acquired from Sellers prior to the Closing Date); provided, however, that such seven (7) year period shall be extended in the event that any action, suit, proceeding, or investigation has been commenced or is pending or threatened at the termination of such seven (7) year period and such extension shall continue until any such action, suit proceeding, or investigation has been settled through judgment or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, Sellers may discard or destroy any of such books and records prior to the end of such seven
(7) year period or period of extension, if applicable, if it gives Buyer and DCRI at least sixty (60) days prior written notice of its intent to do so and Buyer has not taken possession of such books and records, at its expense, within such sixty (60) day period.

          (c) Nothing in Section 14.21 shall relieve Buyer and DCRI of the obligations to indemnify Seller's pursuant to Article 12 of this Agreement.

     14.22 Liquidated Damages. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree as follows:

          (a) Sellers and Kane shall forfeit the right to receive Kane's portion of the Installment Payments (as herein deferred) if Kane hereafter violates the nonsolicitation or noncompetition provisions of the Kane Employment Agreement. For purposes hereof, Kane's portion of the Installment Payments is an amount equal to twenty-nine and one quarter percent (29.25%) of the Installment Payments involved.

          (b) Sellers and Cornely shall forfeit the right to receive Cornely's portion of the Installment Payments (as herein deferred) if Cornely hereafter violates the nonsolicitation or noncompetition provisions of the Cornely

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



Employment Agreement. For purposes hereof, Cornely's portion of the Installment Payments is an amount equal to fourteen and 85/00 percent (14.85%) of the Installment Payments involved.

          (c) Sellers and Janfrancisco shall forfeit the right to receive Janfrancisco's portion of the Installment Payments (as herein deferred) if Janfrancisco hereafter violates the nonsolicitation or noncompetition provisions of the Janfrancisco Employment Agreement. For purposes hereof, Janfrancisco's portion of the Installment Payments is an amount equal to one and one-half percent (1.5%) of the Installment Payments involved.

     14.23 Arbitration. If Sellers dispute the amount of any Installment Payment to be made to Sellers by Buyer, or any adjustments thereto based upon Applicable EBITDA, Sellers must give Buyer and DCRI written notice thereof, within the time period specified in Section 2.1(e) specifying the reasons for the dispute and verifying the dollar amount involved with respect to each dispute and the amount of the Installment Payment which Sellers deem to be payable. If such dispute is not resolved by negotiation within thirty (30) days from the date of receipt of such notice by Buyer and DCRI, the dispute shall be referred to a firm of independent certified public accountants jointly selected by the Sellers and DCRI and whose decision shall be rendered promptly and shall be binding on all parties. The costs of the jointly selected independent accounting firm shall be borne equally by the Sellers and the Buyer. In the event that Sellers and Buyer are unable to agree upon an independent firm of accountants, the parties agree to use an accounting firm selected by the outside accounting firm of both Sellers and Buyer as the accounting firm to resolve the dispute(s) involved.



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



         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto effective as of the date first hereinabove written.


SELLERS:                                            BUYER:


Texcel, Inc.                                        DIVERSIFIED CORPORATE
                                                      RESOURCES, INC.


By:       Thomas W. Rinaldi                         By:     M. Ted Dillard
          ---------------------------                       --------------------
Name:     Thomas W. Rinaldi                         Name:   M. Ted Dillard
          ---------------------------                       --------------------
Title:    President                                 Title:  President
          ---------------------------                       --------------------


Texcel Technical Services, Inc.                     DCRI ACQUISITION CORPORATION



By:       Thomas W. Rinaldi                         By:     M. Ted Dillard
          ----------------------------                      --------------------
Name:     Thomas W. Rinaldi                         Name:   M. Ted Dillard
          ----------------------------                      --------------------
Title:    President                                 Title:  President
          ----------------------------                      --------------------



SHAREHOLDERS:


/s/ Thomas W. Rinaldi
-----------------------------------
Thomas W. Rinaldi


/s/ Gary E. Kane
-----------------------------------
Gary E. Kane


/s/ Paul J. Cornely
-----------------------------------
Paul J. Cornely


/s/ Deborah A. Janfrancisco
-----------------------------------
Deborah A. Janfrancisco




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